Exhibit 4.21

[English Translation]

Network Assets Leasing Agreement

between

China Mobile Communications Corporation

and

China Mobile Limited

On August 18, 2011

Contents

1.	Lease of Network Assets

2.	The Leasing Fees

3.	Responsibilities and Obligations

4.	Liabilities for Breach of Agreement

5.	Effectiveness and Terms of this Agreement

6.	Non-disclosure

7.	Assignment

8.	Governing Law and Dispute Settlement

9.	Miscellaneous

Network Assets Leasing Agreement

This Agreement is entered into in Beijing, the People’s Republic of China (“China”) on August 18, 2011 between:

(1)	China Mobile Communications Corporation, an enterprise incorporated and existing under the laws of China with its registered office at 29 Jinrong Avenue, Xicheng District, Beijing, China (hereinafter referred to as “Party A”); and

(2)	China Mobile Limited, a limited liability company incorporated and existing under the laws of Hong Kong, with its registered office at 60/F., the Center, 99 Queen’s Road Central, Hong Kong (hereinafter referred to as “Party B”)

Whereas:

(A)	Party A is the indirect controlling shareholder of Party B, and its wholly-owned subsidiary, China Tietong Telecommunications Corporation (“China Tietong”), has 30 provincial branches in Mainland China (“Tietong Provincial Branches”);

(B)	Party B is a company listed in the Stock Exchange of Hong Kong Limited (“HKEx”) and the New York Stock Exchange (“NYSE”);

(C)	Party B directly or indirectly holds 31 wholly-owned subsidiaries engaging in telecommunications business in Mainland China (hereinafter collectively referred to as “Operating Subsidiaries”);

(D)	Party A and its related subsidiaries (including China Tietong and Tietong Provincial Branches) will continue building and from time to time purchase communication network operating assets required for the operation of its related business (collectively referred to as “Network Assets”). Such Network Assets include but not limited to access network, transmission network, fixed network rooms and equipments. Party B and its Operating Subsidiaries intend to rent the Network Assets from Party A and its related subsidiaries for operating related telecommunication services while Party A and its related subsidiaries also need to rent the network assets from Party B and its Operating Subsidiaries for daily operation.

After sufficient discussion, Party A and Party B hereby reach the following agreements to clearly define the related arrangements for leasing of Network Assets:

1.	Leasing of Network Assets

1.1	Party A hereby agrees to procure its related subsidiaries (including China Tietong and Tietong Provincial Branches) to lease the Network Assets to Party B and its Operating Subsidiaries and Party B agrees to procure its Operating Subsidiaries to rent the Network Assets for its business operations in accordance with the terms and conditions hereunder, Meanwhile, Party B agrees to procure its Operating Subsidiaries to lease the Network Assets to Party A and its related subsidiaries and Party A agrees to procure its related subsidiaries to rent the Network Assets for its business operations in accordance with the terms and conditions hereunder, All operating income of Party B’s Operating Subsidiaries, including but not limited to voice usage fees, monthly charges, interconnection fees, sales incomes of SIM cards and mobile handsets, and other incomes generated therefrom or in connection therewith, shall belong to Party B’s Operating Subsidiaries.

In this Agreement, the party and its related subsidiaries leasing the Network Assets are collectively referred to as the “Lessor” while the party and its related subsidiaries renting the Network Assets are collectively referred to as the “Lessee”.

1.2	The scope of the Network Assets shall be jointly determined by both parties. The Lessee may submit to the Lessor from time to time plans for adding or adjusting the scope of the Network Assets according to its practical operational requirements. After such plans are confirmed by the Lessor, the scope of the Network Assets under this Agreement shall be adjusted accordingly.

2.	The Leasing Fees

2.1	The Lessor and the Lessee agree and acknowledge that the leasing fees for the Network Assets (the “Leasing Fees”) per month (“Settlement Period”) shall be determined in accordance with the network leasing documents and the network leasing confirmation sheets for the Settlement Period executed by the Lessor and the Lessee. The Leasing Fees shall be determined with reference to the prevailing market rates but in any event shall not be more than the leasing fees charged to any independent third party for the same kinds of the Network Assets.

2.2	Both parties agree and acknowledge that, the Lessee shall pay the leasing fees to the account designated by Party A (Party B in the case of Party A’s related subsidiaries as the Lessee, and the same hereinafter) within 30 days upon the end of each Settlement Period, and send the statement worksheet and settlement vouchers to Party A (Party B). Party A (Party B) will review the calculating results according to the documents submitted by the Lessee. In case of any error, with confirmation by both Parties, the Lessee shall make corresponding adjustments in the next Settlement Period.

3.	Responsibilities and Obligations

3.1	for the Lessor

3.1.1	The Lessor shall deliver the Network Assets to the Lessee in time according to this Agreement.

3.1.2	The Lessor shall undertake that the Network Assets leased to the Lessee does not infringe the intellectual property and other legitimate interests of any third party, and there is no any interests of any third party existing in such assets that may restrict or impact its normal utilization by the Lessee; and that the normal utilization of such network assets by the Lessee shall not incur any expenses other than the Leasing Fees, including but not limited to any claim by any third party.

3.2	for the Lessee

3.2.1	The Lessee shall utilize the leased Network Assets in a reasonable manner according to its operational needs.

3.2.2	If any damages, malfunction or abnormality caused to the Lessor’s assets due to improper management, maintenance or use by the Lessee, the Lessee shall bear all the direct losses resulting from the assets damages and malfunction.

3.2.3	The Lessee shall credit the Leasing Fees for the Settlement Period to the account designated by Party A (Party B) within 30 days upon the end of that Settlement Period, and submit the statement worksheet and related settlement voucher to Party A (Party B) according to Article 2 of this Agreement. In case of any error, the Lessee shall make corresponding adjustment in the next Settlement Period according to Article 2.2 of this Agreement.

3.2.4	If the Lessee needs to add or adjust the scope of leased Network Assets per its operational requirements, a plan stating the scope of added or adjusted assets shall be submitted to the Lessor in advance and be implemented according to the terms and conditions under this Agreement after the plan is confirmed by the Lessor. The said plan shall cover the specific type, model and quantity of the assets involved in the added or adjusted Network Assets as well as the time and technical standards of the implementation of the plan.

4.	Liabilities for Breach of Agreement

4.1	If the Lessor violates its undertakings in Article 3.1.2 under this Agreement and causes any losses to the Lessee arising from disputes between any third party and the Lessee, the Lessor shall be liable for all expenses incurred by the Lessee for settling such disputes and all direct losses incurred by the Lessee.

4.2	If the Lessee fails to credit the Leasing Fees to the account designated by the Party A (Party B) in time and in full amount according to Article 2 hereunder, a penalty of 0.01% of the outstanding amount shall be charged to the Lessee for every week so delayed. If the payment is delayed for less than one week, it shall be deemed as one week.

4.3	Except for the circumstances stated above, if any party violates its obligations hereunder and causes any losses to the other party, the violating party shall take the full responsibility for compensating the other party. If any party incurred any losses due to its own violations, it shall bear such losses by itself.

5.	Effectiveness and Terms of this Agreement

5.1	This Agreement shall come into effect on the date when the legal representatives or their authorized representatives of both parties affix their signatures and official stamps or special stamps for contracts on it and when all necessary approvals are obtained according to related regulatory requirements (including but not limited to Party B meeting or satisfying the regulatory requirements set out in the Listing Rules of Securities on the Stock Exchange of Hong Kong Limited (“Hong Kong Listing Rules”).

5.2	Except that this Agreement is renewed according to Article 5.3 hereunder, it shall expire on December 31, 2011.

5.3	In compliance with Hong Kong Listing Rules and the laws and regulations of China, this Agreement shall be automatically renewed for one year upon the expiration of the term or any renewed term of this Agreement unless any party has notified the other party in writing not to renew this Agreement no less than 60 days prior to the expiration of the term or any renewed term of this Agreement.

6.	Non-disclosure

Except otherwise provided for or required by laws or regulations, no party shall provide or disclose any content of this Agreement or any information relating to the operation of the other party to any firm, company, organization or individual without any prior written consent (which shall not be retained or delayed without any reason) of the other party.

7.	Assignment

No party shall assign all or any rights or obligations hereunder without prior written consent from the other party.

8.	Governing Law and Dispute Settlement

8.1	This Agreement shall be governed by and interpreted and implemented according to the Laws of China.

8.2	Any dispute arising from the effectiveness, interpretation and implementation of this Agreement shall be settled by the parties through friendly negotiations. If the parties fail to settle such dispute within 30 days after the occurrence of dispute, any party is entitled to submit the dispute to the Hong Kong International Arbitration Center for arbitration in Hong Kong according to its then prevailing arbitration rules. The arbitration award shall be final and binding on both parties. Except for the matters submitted for arbitration, the other parts of this Agreement shall remain effective for performance during the period of arbitration.

9.	Miscellaneous

9.1	This Agreement can be amended or supplemented after consultation with the parties. All amendments or supplements to this Agreement shall come into effect only after they have been duly executed by the legal representatives or the authorized representatives of both parties and affixed with official stamps or special stamps for contract, with all necessary approvals obtained according to relevant regulatory requirements (including but not limited to Party B meeting or satisfying the regulatory requirements set out in the Hong Kong Listing Rules). Amendments or supplements to this Agreement are of the same effect with this Agreement.

9.2	This Agreement is severable. Any provisions hereunder being held ineffective, unlawful or unenforceable shall not affect the validity and enforceability of other provisions under this Agreement.

9.3	This Agreement may be executed separately by both parties in several counterparts. All counterparts executed separately together constitute a valid agreement. If this Agreement is executed in counterparts, it shall be deemed as executed after successful delivery of executed counterparts by the parties via facsimile.

9.4	This Agreement is written in Chinese and executed in four(4) original copies, two of which are held by each party. Each original copy has equal legal effect.

(Signature Page for the Network Assets Leasing Agreement)

China Mobile Communications Corporation

Legal representative or its authorized representative (signature): /s/ ZHANG Xuan

(Stamp)

China Mobile Limited

Legal representative or its authorized representative (signature): /s/ ZHU Min

(Stamp)